INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Developing Capital Markets Fund, Inc.:


We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 33-28248 of our report dated August 14, 1998 appearing in the annual report to shareholders of Merrill Lynch Developing Capital Markets Fund, Inc. for the year ended June 30, 1998, and to the reference to us under the caption "Consolidated Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Princeton, New Jersey
October 21, 1998